MAPLES GROUP

Our ref: YCU/810962-000001/32154642v2

VS MEDIA Holdings Limited
Kingston Chambers
PO Box 173
Road Town
Tortola, VG1110
British Virgin Islands

21 April 2025

Dear Sirs

VS MEDIA Holdings Limited (the "Company")

We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "**Commission**") under the United States Securities Act of 1933, as amended (the "**SEC Act**") (including its exhibits, the "**Registration Statement**") relating to the offering by the Company of a minimum of $5,000,000 of Class A ordinary shares and a maximum of $15,000,000 of Class A Ordinary Shares of no par value of the Company (the "**Shares**").

We are furnishing this opinion as Exhibits 5.1 to the Registration Statement.

1 Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1 The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "**Registry of Corporate Affairs**") on 15 April 2025, including the Company's Certificate of Incorporation and its amended and restated memorandum and articles of association as registered on 25 October 2022 (the "**Memorandum and Articles**").

1.2 The written resolutions of the board of directors of the Company dated 16 April 2025 (the "**Board Resolutions**").

Maples and Calder (Hong Kong) LLP
26th Floor Central Plaza 18 Harbour Road Wanchai Hong Kong
Tel +852 2522 9333 Fax +852 2537 2955 maples.com

1.3 A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 14 April 2025 (the "**Certificate of Good Standing**").

1.4 A certificate from a director of the Company (a copy of which is attached as Annexure B) (the "**Director's Certificate**").

1.5 The Registration Statement.

2 Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1 Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2 All signatures, initials and seals are genuine.

2.3 All public records of the Company which we have examined are accurate and the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and such information has not since then been altered and such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.4 There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.3 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.5 There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

2.6 The Company will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

3 Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised) (the "**Act**"), is in good standing at the Registry of Corporate Affairs, and is validly existing under the laws of the British Virgin Islands.

3.2 The Company is authorised to issue an unlimited of Class A ordinary shares of no par value and Class B ordinary shares of no par value.

3.3 The issue and allotment of the Shares by the Company have been duly authorised, and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted and (assuming the purchase price therefor has been paid in full) fully

paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.4 The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

4 Qualifications

The opinions expressed above are subject to the following qualifications:

4.1 To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law.

4.2 Under British Virgin Islands law, the register of members is *prima facie* evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.3 Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.4 In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the SEC Act, or the rules and regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director's Certificate

To: Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road
Wanchai
Hong Kong

April 16, 2025

Dear Sirs

VS MEDIA Holdings Limited (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the "**Opinion**"). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1 The Memorandum and Articles of Association of the Company registered on 25 October 2022 remain in full force and effect and are unamended.

2 The Board Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by each director of the Company) and have not been amended, varied or revoked in any respect.

3 The shareholders of the Company (the "**Shareholders**") have not restricted or limited the powers of the directors of the Company in any way. There is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or entering into and performing its obligations under the Registration Statement.

4 The Company is authorised to issue an unlimited of Class A ordinary shares of no par value and Class B ordinary shares of no par value.

5 The directors of the Company at the date of the Board Resolutions and at the date of this certificate were and are as follows:

Ho Ling, Honnus Cheung
Liqian Liao
Nga Fan Wong
Rose Ellen Steinberg

6 The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

7 The Company has not created any charges over any of its property or assets.

8 Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

9 Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

10 To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors and/or the Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

[signature page to follow]



Signature: ____________________________________

Name: Wong Nga Fan

Title: Director